Exhibit 99.1

FOR IMMEDIATE RELEASE

Trans World Entertainment Corporation Reports Receipt of Proposal from Robert J. Higgins

      Albany, NY, November 9, 2007 -- Trans World Entertainment Corporation (“Trans World Entertainment” or “the Company”) (Nasdaq: TWMC) announced today that it has received a nonbinding proposal from its largest shareholder and Chairman and Chief Executive Officer, Robert J. Higgins, to acquire outstanding shares of the Company that Mr. Higgins and his related persons and entities do not already own. At this time, Mr. Higgins and his related persons and entities hold approximately 40% of the issued and outstanding shares of the Company.

     Mr. Higgins’s preliminary proposal contemplates an offer to pay the Company’s shareholders $5.00 per share in cash. The proposal states further that Mr. Higgins has contacted another shareholder, Bryant Riley, to gauge his interest in directly or indirectly participating in the transaction. The proposal is subject to Mr. Higgins’ being able to arrange financing and the Board of Directors’ consent to Mr. Higgins proceeding with further discussions with Mr. Riley. Mr. Higgins has also made clear that this proposal and any successor proposal will be subject to the approval of the Board of Directors and the negotiation and execution of definitive documentation with the Company.

     This preliminary proposal was made to, and with the permission of, a Special Committee of non-management members of the Board of Directors formed in connection with the Company’s ongoing consideration of strategic alternatives to enhance shareholder value. The Special Committee has not yet reached a view on the advisability of this proposal.

     The Special Committee will review and evaluate Mr. Higgins’s proposal and his request that the Board of Directors consent to Mr. Riley’s participation in the proposal. The Special Committee expects that, in consultation with its advisors, it will be evaluating information relevant to this proposal and may become engaged in negotiations and discussions with Mr. Higgins. Trans World Entertainment does not intend to comment further on these matters until the Special Committee and the Board of Directors have completed all negotiations and discussions with Mr. Higgins relevant to this and any related or successor proposals that Mr. Higgins may make. Against this background, shareholders are urged to take into account that there is no assurance that an agreement between Mr. Higgins and the Board of Directors will be achieved and there may be additional disclosure forthcoming in the future that is relevant to these matters.

     The Special Committee has previously retained Goldman, Sachs & Co. as its financial advisor and Cleary, Gottlieb, Steen & Hamilton LLP as its legal counsel.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, home video and video games and related products. The Company operates over 950 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth the Company's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.